Exhibit 11

Consent Of Independent Auditors

We consent to the use in this filing of Form 1-K of our report dated April 27, 2023 relating to the financial statements of Connect Invest II LLC.

Las Vegas, Nevada

April 27, 2023

RubinBrown LLP is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities.